FORM 5

/X /   Check this box if no longer
       subject to Section 16. Form 4
       or Form 5 obligation may
       continue. See instruction 1(b)

/  /   Form 3 Holdings Reported

/  /   Form 4 Transactions Reported

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

     General Electric Company
     3135 Easton Turnpike
     Fairfield, CT 06431

2.   Issuer Name and Ticker or Trading Symbol

     Globalstar Telecommunications, Inc. (GSTRF)

3.   IRS or Social Security Number of Reporting Person (Voluntary)



4.   Statement for Month/Year

     1999

5.   If Amendment, Date of Original (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (  ) Director                         (X ) 10% Owner (former)
     (  ) Officer (give title below)       (  ) Other (specify below)






7.   Individual or Joint/Group Reporting (Check Applicable Line)
     (X ) Form filed by One Reporting Person
     (  ) Form filed by More than One Reporting Person

Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security     2. Trans-      3. Trans-   4. Securities                   5. Amount of     6. Ownership     7. Nature of
   (Instr. 3)               action         action      Acquired (A) or                 Secur-           Form:            Indirect
                            Date           Code        Disposed of (D)                 ities            Direct (D)       Beneficial
                           (Month/         (Instr.     (Instr. 3, 4                    Benefici-        or               Ownership
                            Day/           8)          and 5)                          ally             Indirect         (Instr. 4)
                            Year)                                                      Owned at         (I)
                                                                                       End of           (Instr. 4)
                                                                                       Year
                                                                                       (Instr.
                                        ----------  -------------------                3 and 4)

                                        Code        Amount           (A)     Price
                                                                     or (D)


Common Stock             7/26/99        G           2,000,000        D       $0     4,044,760        I                Note 1


Reminder: Report on a separate line for each class of securities benefically owned directly or indirectly.

Table II -- Derivative Securities Acquired,
Disposed of, or Beneficially Owned (e.g., pus, calls, warrants, options, convertible securities)

1. Title of Derivative      2. Conversion     3. Transaction     4. Transaction     5. Number of        6. Date
   Security                    or Exercise       Date               Code               Derivative          Exercisable
   (Instr. 3)                  Price of          (Month/            (Instr. 8)         Securities          and
                               Derivative        Day/Year)                             Acquired (A)        Expiration
                               Security                                                or Disposed         Date
                                                                                       of (D)              (Month/
                                                                                       (Instr. 3, 4,       Day/Year)
                                                                 ----------------      and 5)           ----------------

                                                                                       (A)       (D)    Date           Expira-
                                                                                                        Exer-          tion
                                                                                                        cisable        Date




Table II (continued)

7. Title and Amount          8. Price of Derivative  9. Number of            10. Ownership Form of     11. Nature of Indirect
   of Underlying                Security                Derivative               Derivative                Beneficial
   Securities                   (Instr. 5)              Securities               Security                  Ownership
                                                        Beneficially Owned       Direct (D) or             (Instr. 4)
                                                        at End of Year           Indirect (I)
----------------------                                  (Instr. 4)               (Instr. 4)

Title          Amount or
               Number of
               Shares



Explanation of Responses:
Note 1: Owned through indirect wholly owned subsidiary.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Janet Bedol                                          February 11, 2000
-----------                                          -----------------
**Signature of Reporting Person                            Date
Attorney in Fact for General Electric Company